Exhibit l

[Letterhead of Eversheds Sutherland (US) LLP]

February 5, 2019

Saratoga Investment Corp.

535 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to each of Saratoga Investment Corp., a Maryland corporation (the “Company”), and Saratoga Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 on August 30, 2018 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $350,000,000 in aggregate offering amount of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.001 per share; (iii) subscription rights representing the right to purchase shares of Common Stock; (iv) debt securities; and (v) warrants representing rights to purchase shares of Common Stock or debt securities (collectively, the “Securities”). The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective.

This opinion letter is rendered in connection with the issuance and sale by the Company of $20,125,000 in aggregate principal amount (which includes $2,625,000 in aggregate principal amount issued to the Underwriters (as defined herein) pursuant to an overallotment option as provided for in the Underwriting Agreement (as defined herein)) of the Company’s 6.25% Notes due 2025 (the “Notes”), described in the prospectus supplement, dated as of February 1, 2019, filed with the Commission pursuant to Rule 497 under the Securities Act. The Notes are being sold by the Company pursuant to an underwriting agreement, dated as of February 1, 2019 (the “Underwriting Agreement”), by and among the Company and the Adviser, on the one hand, and Ladenburg Thalmann & Co. Inc., on the other hand, as representative of the several underwriters named therein (the “Underwriters”).

The Notes will be issued pursuant to an indenture, dated as of May 10, 2013 (the “Base Indenture”), entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a third supplemental indenture, dated as of August 28, 2018, entered into between the Company and the Trustee (the “Third Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, and have examined the originals or copies of the following:

(i)

the Articles of Incorporation of the Company, as amended by the Articles of Amendment thereto (the “Charter”), certified as of a recent date by State Department of Assessments and Taxation of Maryland (the “SDAT”);

(ii)	the Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

(iii)	a Certificate of Good Standing with respect to the Company issued by the SDAT on January 31, 2018;

(iv)

resolutions of the Board of Directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, execution and delivery of the Indenture, certified as of the date hereof by an officer of the Company;

(v)	the Base Indenture;

(vi)	the Third Supplemental Indenture; and

(vii)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) the accuracy and completeness of all corporate records made available to us by the Company and (vii) that the Indenture will be a valid and legally binding obligation of the parties thereto (other than the Company).

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied up certificates and/or representations of officers of the Company. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements so relied upon.

The opinion set forth below is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

The opinion expressed in this opinion letter (a) is strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ Eversheds Sutherland (US) LLP

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